UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2024

SABRE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36422	20-8647322
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3150 Sabre Drive Southlake, TX	76092
(Address of principal executive offices)	(Zip Code)

(682) 605-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.01 par value	SABR	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 29, 2024 (the “Amendment Effective Date”), Sabre Securitization, LLC, a special purpose entity (the “SPE”) that is an indirect subsidiary of Sabre Corporation (“Sabre” or the “Company”), entered into an amendment (the “Amendment”) to its accounts receivable securitization facility with PNC Bank, N.A., as administrative agent (the “Administrative Agent”), structuring agent and lender, and various entities advised by affiliates of Centerbridge Partners, L.P. (the “AR Facility”). The Amendment increased the overall size of the AR Facility from $200 million to $235 million, extended its maturity date to March 2027 and removed the early termination provision linked to the final maturity date of other material indebtedness. As a result of the Amendment, the AR Facility now consists of a $120 million “first-in, last-out” tranche provided by various entities advised by affiliates of Centerbridge Partners, L.P., and a $115 million revolving tranche provided by PNC Bank, N.A.

In connection with the AR Facility, certain subsidiaries of the Company, as originators (the “Originators”), will continue to sell or contribute, pursuant to two Sale and Contribution Agreements, entered into in connection with the original closing of the AR Facility (the “Sale and Contribution Agreements”), substantially all of their accounts receivable and certain related assets (collectively, the “Receivables”) to the SPE, a separate legal subsidiary of the Company whose sole business consists of the purchase, or acceptance through capital contributions, of the Receivables and whose assets are not available to satisfy other creditors of the Company, the Originators, or any other subsidiary of the Company.

The SPE will continue to finance its ongoing acquisitions of the Receivables in part by continuing to obtain secured loans from the lenders party to the Receivables Financing Agreement, dated as of the February 14, 2023 (as amended by the Amendment, the “RFA”), among the SPE, Sabre GLBL, Inc. and Sabre Global Technologies Limited, as the initial servicers (the “Servicers”), the Administrative Agent, the lenders party thereto, PNC Bank, N.A. and Centerbridge Credit CS, L.P.. The amount available for borrowings at any one time under the RFA is limited to a borrowing base amount calculated based on the outstanding balance of eligible Receivables, subject to certain reserves, concentration limits, and other limitations. Borrowings under the RFA bear interest based on SOFR (as defined in the RFA), in each case subject to a minimum floor of 0 basis points, plus a drawn fee initially in the amount of 400 bps for any other “Class A Lender” (as defined therein) and a drawn fee in the amount of 800 bps for the “Class B Lenders” (as defined therein). The drawn fee for the “Class A Lenders” varies based on our leverage, and the SPE also pays a fee on the undrawn committed amounts of the RFA. Interest and fees payable by the SPE under the RFA are due monthly.

The SPE pledged its ownership interest in the Receivables as collateral security for all amounts outstanding under the RFA, and the Servicers perform administrative and collection services relating to the Receivables on behalf of the SPE for a fee.

The RFA is scheduled to terminate in March 2027, unless extended in accordance with its terms or earlier terminated, at which time no further advances will be available and the obligations thereunder repaid in full by no later than (i) the date that is ninety (90) days following such date or (ii) such earlier date on which the loans under the RFA become due and payable.

This description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 above is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On April 2, 2024, Sabre issued a press release announcing entry into the Amendment. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference to such disclosure in this Form 8-K in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	First Amendment to Receivables Financing Agreement, dated as of March 29, 2024, among Sabre Securitization, LLC, as borrower, Sabre Corporation, as parent, Sabre GLBL, Inc. and Sabre Global Technologies Limited, as servicers, PNC Bank, National Association, as administrative agent and Class A Lender Representative, Centerbridge Credit CS, L.P., as Class B Lender Representative, the lenders party thereto, and PNC Capital Markets LLC, as structuring agent.

99.1	Press Release dated April 2, 2024.

104	Cover Page Interactive Data File-formatted as Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 3, 2024

Sabre Corporation

By:	/s/ Michael Randolfi
Name:	Michael Randolfi
Title:	Executive Vice President and Chief Financial Officer